UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

LUMEN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Series CC Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 2) amends the registration statement on Form 8-A (the “Registration Statement”) filed by Lumen Technologies, Inc. (formerly named CenturyLink, Inc.) (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 11, 2019, as amended by Amendment No. 1 to the Registration Statement filed with the SEC on November 27, 2020, relating to the Amended and Restated Section 382 Rights Agreement, dated as of May 9, 2019, as amended effective December 1, 2020 (as amended through such date, the “2019 Plan”) by and between the Company and Computershare Trust Company, N.A., as rights agent, by supplementing the Registration Statement with the below updated information.

Item 1.	Description of Registrant’s Securities to be Registered.

On November 15, 2023, the Company amended and restated the 2019 Plan (as so amended and restated through such date, the “Restated Plan”) to (i) extend the expiration date of the 2019 Plan from December 1, 2023 to December 1, 2026, (2) provide for early termination of the Restated Plan if the Company fails to obtain shareholder approval thereof by December 1, 2024, (3) reduce the purchase price from $28 to $9 per one ten-thousandth of a Preferred Share (as defined in the Registration Statement), (4) remove certain provisions specific to a former shareholder of the Company and its affiliates and (5) reflect certain minor updates and clarifying or ministerial changes. Otherwise, the Restated Plan retains the other terms and provisions of the 2019 Plan, including certain other specified early termination events.

The foregoing summary description of the Restated Plan is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to (i) the Registration Statement, as amended prior to the date hereof, and (ii) the complete text of the Restated Plan, a copy of which is incorporated by reference as Exhibit 4.1 hereto. Copies of the 2019 Plan (including its 2020 amendment) can be obtained by accessing the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 2. Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
3.1	Composite Articles of Incorporation of Lumen Technologies, Inc., as amended through January 22, 2021 (incorporated by reference to Exhibit 3.1 to Lumen Technologies, Inc.’s Annual Report on Form 10-K (File No. 001-07784) for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 25, 2021).

3.2	Bylaws of Lumen Technologies, Inc., as amended and restated through May 17, 2023 (incorporated by reference to Exhibit 3.1 to Lumen Technologies, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on May 17, 2023).

4.1	Second Amended and Restated Section 382 Rights Agreement by and between Lumen Technologies, Inc. and Computershare Trust Company, N.A., dated as of November 15, 2023 (incorporated by reference to Exhibit 4.1 of Lumen Technologies, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on November 20, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LUMEN TECHNOLOGIES, INC.
Date: November 20, 2023
	By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and Secretary